Exhibit 10.25
SERVICES AGREEMENT
(AP2 — Portland)

By:	Craft Brewers Alliance, Inc., a Washington corporation (“Host Brewer”) 929 N. Russell Portland, Oregon 97227

and:	Kona Brewery LLC, a Hawaii limited liability company (“Tenant Brewer”) 75-5629 Kuakini Highway Kailua Kona, Hawaii 96740

Date:	January 1, 2009
     This Services Agreement (this “Agreement”) is entered into by and between Tenant Brewer and Host Brewer as of the date first set forth above.
BACKGROUND
     A. Tenant Brewer uses Host Brewer’s facility in Portland, Oregon (the “Facility”), to manufacture KONA brand malt beverage products (“Products”) as a tenant brewer.
     B. The Products manufactured by Tenant Brewer as of the date of this Agreement are set forth in Schedule 1.
AGREEMENT
     Host Brewer and Tenant Brewer agree as follows:
     1. Raw Materials. Raw materials include all materials and ingredients necessary for the brewing of Products (“Tenant Raw Materials”). If Tenant Brewer purchases any Tenant Raw Materials initially owned by Host Brewer, the purchase price payable by Tenant Brewer for such Tenant Raw Materials is equal to Host Brewer’s actual cost, with no markup. If Tenant Brewer purchases Tenant Raw Materials directly from any supplier, or through Host Brewer as agent of Tenant Brewer, Tenant Brewer is responsible for payment of the purchase price for the Tenant Raw Materials to such supplier, or for reimbursement of Host Brewer’s actual costs incurred in purchasing any Tenant Raw Materials as agent of Tenant Brewer. The Tenant Raw Materials purchased will be based upon the current recipes in Exhibit A. Host Brewer will provide to Tenant Brewer a monthly inventory of Tenant Raw Materials. Host Brewer will promptly notify Tenant Brewer in writing of any long or short positions on Raw Materials that Host Brewer determines will negatively impact the production schedule for Products or that will result in Raw Materials becoming obsolete or being destroyed.
     2. Tenant Packaging Components. Packaging components include all materials (other than the malt beverage itself) required in the production process including glass bottles, labels, corrugated packaging components, and closures (“Tenant Packaging Components”). If Tenant Brewer purchases any Tenant Packaging Components initially owned by Host Brewer, the purchase price payable by Tenant Brewer for such Tenant Packaging Components is equal to

Host Brewer’s actual cost, with no markup. If Tenant Brewer purchases Tenant Packaging Components directly from any supplier, or through Host Brewer as agent of Tenant Brewer, Tenant Brewer is responsible for payment of the purchase price for the Tenant Packaging Components to such supplier, or for reimbursement of Host Brewer’s actual costs incurred in purchasing any Tenant Packaging Components as agent of Tenant Brewer. Host Brewer will provide Tenant Brewer with a monthly inventory of Tenant Packaging Components. Host Brewer will promptly notify Tenant Brewer in writing of any long or short positions on Tenant Packaging Components that Host Brewer determines will negatively impact the production schedule for Products or that will result in Tenant Packaging Components becoming obsolete or being destroyed.
     3. The Services.
          3.1 Host Brewer will provide on a timely basis all information that is required for Tenant Brewer to file its regulatory reports and tax returns on a timely basis.
          3.2 Upon the reasonable request of Tenant Brewer, from time to time and at any time, Host Brewer will provide the following services (the “Services”) to Tenant Brewer subject to periodic review and adjustment by mutual written agreement:
               (a) Accounting
               (i) billing for Tenant Raw Materials;
               (ii) billing for Tenant Packaging Components; and
               (iii) billing of the Facility Use Fees
          (b) Regulatory
               (i) assist with federal, state, and local label registrations;
               (ii) assist with federal, state, and local licensing;
               (iii) production of Tenant Brewer’s on-site regulatory reports and records; and
               (iv) interface with ABI legal personnel
          (c) Production Scheduling
               (i) production planning based on system demand;
               (ii) review of weekly brewing and packaging plans;
               (iii) review of weekly AOM orders;
               (iv) reporting of final production volumes; and

               (v) actual and anticipated “out-of-stock at wholesale” situations
          (d) Warehousing & Shipping
               (i) shipping and receiving on behalf of Tenant Brewer;
               (ii) best scheduling efforts by Host Brewer to facilitate shipping of all Tenant Products;
               (iii) storage and daily finished item counts;
               (iv) monthly Tenant Raw Material inventory;
               (v) monthly Tenant Packaging Component inventory;
               (vi) report of shipments on order; and
               (vii) actual shipping documents
          (e) Quality Control
               (i) conduct quality assurance tests;
               (ii) report test results on a monthly basis;
               (iii) report “out of spec” results to Tenant Brewer, as soon as reasonably possible; and
               (iv) ship samples to Tenant Brewer for testing
          (f) New Product Development
               (i) assist with Additional Product development; and
               (ii) conduct trial batches at Tenant Brewer’s direction
     4. Facility Use Fees. Tenant Brewer shall pay Host Brewer the fees in the initial amounts set forth on Exhibit B (the “Facility Use Fees”) for Tenant Brewer’s use of the Facility and for provision of the Services by Host Brewer. Host Brewer may amend the Facility Use Fees at any time and from time to time upon 45 days’ written notice to Tenant Brewer.
     5. Additional Products — Facility Use Fee. If Tenant Brewer manufactures malt beverage products other than the Products at the Facility (“Additional Products”), the Facility Use Fees for such Additional Products will be equal to the Facility Use Fee for the most similar Product (with respect to labor costs and production services as reasonably determined by Host Brewer) manufactured under this Agreement at the Facility.

     6. Term and Termination.
          6.1 Term. The term of this Agreement commences on the date first set forth above and continues until December 31, 2018 (the “Initial Term”). Following the Initial Term, this Agreement will automatically renew for an additional ten-year term, unless either party gives the other party written notice of termination on or prior to June 30, 2018.
          6.2 Termination by Tenant Brewer. Tenant Brewer may terminate this Agreement at any time with at least one year’s prior written notice. Tenant Brewer may, in its sole discretion, elect to terminate this Agreement upon 90 days’ written notice if Host Brewer increases the Facility Use Fee by more than 15% in any measurement period comprising four consecutive fiscal quarters. Tenant Brewer has no termination right related to increases in the spot price of Tenant Raw Materials or Tenant Packaging Components.
          6.3 Termination by Host Brewer. Host Brewer may terminate this Agreement at any time with at least two years’ prior written notice.
          6.4 Termination by Either Party. Either party may terminate this Agreement upon written notice given to the other party following the occurrence of any of the following events:
               6.4.1 The other party materially breaches any representation, warranty, or obligation under this Agreement and such failure remains uncured for a period of 30 days following the other party’s receipt of written notice thereof from the nonbreaching party.
               6.4.2 The other party becomes the subject of insolvency or bankruptcy proceedings, ceases doing business, makes an assignment of assets for the benefit of creditors, dissolves, or has a trustee appointed for all or a substantial portion of such party’s assets.
               6.4.3 Any government authority makes a final decision invalidating a substantial portion of this Agreement.
          6.5 Survival of Rights and Obligations. Termination of this Agreement shall not prejudice any rights of either party hereto against the other which may have accrued up to the date of termination. In addition, all covenants respecting indemnification, governing law, attorneys fees, arbitration, confidentiality, warranties, termination, and continuing liability for amounts payable hereunder shall survive the termination of this Agreement as expressly set forth elsewhere herein.
     7. Indemnity.
          7.1 Host Brewer. Host Brewer agrees to indemnify, defend, and hold Tenant Brewer harmless on account of any legal action or claim brought against Tenant Brewer by a third party to the extent arising out of Host Brewer’s negligence or willful misconduct; provided, however, that Host Brewer has no indemnification obligation under this section to the extent that any such legal action or claim brought against Tenant Brewer arises out of Tenant Brewer’s negligence or willful misconduct.
          7.2 Tenant Brewer. Tenant Brewer agrees to indemnify, defend, and hold Host Brewer harmless on account of any legal action or claim brought against Host Brewer by a third party to the extent arising out of Tenant Brewer’s negligence or willful misconduct; provided, however, that Tenant Brewer has no indemnification obligation under this section to the extent that any such legal action or claim brought against Host Brewer arises out of Host Brewer’s negligence or willful misconduct.
          7.3 Indemnification Procedures. With respect to claims made by third parties, if any party that is entitled to indemnification hereunder (an “Indemnitee”) is threatened with any claim, or any claim is presented to or any action or proceeding commenced against the Indemnitee, which may give rise to the right of indemnification hereunder, the Indemnitee will give prompt written notice thereof to the other party obligated to indemnify the Indemnitee hereunder (the “Indemnitor”). The Indemnitor, by delivery of written notice to the Indemnitee within 20 days of receipt of notice of a claim for indemnification from the Indemnitee, may elect to assume the defense of any such third party claim at the Indemnitor’s expense. If the Indemnitor assumes the defense, it shall have the right to settle an indemnifiable matter without the consent of the Indemnitee unless the settlement would have a material adverse effect on the Indemnitee. If the Indemnitor does not timely elect to defend an indemnifiable matter, the Indemnitee shall have the exclusive right to prosecute, defend, compromise, settle, or pay any claim, without prejudice to the right of the Indemnitee to recover any and all losses and reasonable expenses incurred (including attorneys’ fees and costs, however incurred including in any bankruptcy proceeding, at trial, on appeal, and on any petition for review). The Indemnitee shall permit the Indemnitor reasonable access to the books and records of the Indemnitee and shall otherwise cooperate with the Indemnitor in connection with any matter or claim of indemnification.
          7.4 Limitation of Liability. Except with respect to, and to the extent of, damages arising out of the negligence or willful misconduct of a party to this Agreement, and except with respect to violations of the confidentiality provisions of this Agreement, in no event is either party to this Agreement to be liable for special, incidental, or consequential damages or lost revenues or profits, except to the extent that the damages arise out of or are related to an occurrence that is covered by any insurance policy maintained by the party from whom damages are sought or which that party was obligated to maintain under this Agreement.
          7.5 Insurance. So long as this Agreement is in force, each party must maintain general liability insurance policies issued by an insurer with a minimum Best’s Financial Strength Rating of “A-”, with both “products” and “contractual” coverage of $1,000,000 per occurrence and an additional $2,000,000 in excess liability coverage. Each party must cause its commercial general liability insurer to name the other party as an additional insured. Upon request, each party must furnish the other party with an insurance certificate and copies of relevant policies, declarations, and endorsements evidencing that the required insurance is in force.

     8. Cooperation; Access; Audit.
          8.1 Each of the parties hereto agrees to fully cooperate in good faith with the others in connection with the Services provided under this Agreement and matters related to or arising hereunder.
          8.2 For purposes of verifying the accuracy of charges for Services rendered hereunder and to verify transaction data in connection with audit and regulatory compliance reviews, each party shall be entitled to have reasonable access during regular business hours, during the period extending from the date of this Agreement until 60 days after the termination of this Agreement, upon reasonable prior notice, to: (i) such premises of the other party that are being used in the provision of Services hereunder; (ii) such records of the other party that relate primarily to the provision of Services hereunder; and (iii) any employee of the other party involved in the performance of Services or generally familiar with, or involved in, the alternating proprietorship relationship between Host Brewer and Tenant Brewer.
     9. Notices. Any notice, request or demand to be given or made under this Agreement shall be in writing and shall be deemed to have been duly given or made: (i) upon delivery, if delivered by hand and addressed to the party for whom intended at the address listed below; (ii) ten days after deposit in the mails, if sent certified or registered air mail (if available) with return receipt requested, or five days after deposit if deposited for delivery with a reputable courier service, and in each case addressed to the party for whom intended at the address listed below; or (iii) upon completion of transmission, if sent by facsimile transmission to the party for whom intended at the fax number listed below, provided that a copy of the facsimile transmission is promptly deposited for delivery by one of the methods listed in (i) or (ii) above:

If to Tenant Brewer, to:	Kona Brewery LLC
75-5629 Kuakini Highway
Kailua Kona, Hawaii 96740
Attn: Mattson C. Davis
Fax: 808-334-1884

If to Host Brewer, to:	Craft Brewers Alliance, Inc.
929 N. Russell Street
Portland, Oregon 97227
Attn: Chief Executive Officer
Fax: (503) 281-1496
          Any party may change its address and/or fax number for the purposes of this section by written notice hereunder given to the other parties at least ten days prior to the effective date of such change.
     10. Miscellaneous.
          10.1 Assignment. Except as set forth herein, neither party shall have the right to assign, encumber, or otherwise transfer its rights and obligations under this Agreement except with the prior written consent of the other party. Transfer of this Agreement by operation of law does not constitute a prohibited assignment or transfer of this Agreement. Any prohibited assignment or transfer is voidable in the sole discretion of the non-assigning party.
          10.2 Entire Agreement. THIS AGREEMENT, INCLUDING ALL ATTACHMENTS HERETO, CONSTITUTES THE ENTIRE AGREEMENT OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND SUPERSEDES ALL PREVIOUS AGREEMENTS BY AND BETWEEN THE PARTIES AS WELL AS ALL PROPOSALS, ORAL OR WRITTEN, AND ALL NEGOTIATIONS, CONVERSATIONS, OR DISCUSSIONS HERETOFORE HAD BETWEEN THE PARTIES RELATED TO THIS AGREEMENT.
          10.3 Amendment. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled, or waived, in whole or in part, except by written amendment signed by the parties hereto.
          10.4 Severability. In the event that any of the terms of this Agreement are in conflict with any rule of law or statutory provision or are otherwise unenforceable under the laws or regulations of any government or subdivision thereof, such terms shall be deemed stricken from this Agreement, but such invalidity or unenforceability shall not invalidate any of the other terms of this Agreement and this Agreement shall continue in force, unless the invalidity or unenforceability of any such provisions hereof does substantial harm to, or where the invalid or unenforceable provisions comprise an integral part of, or are otherwise inseparable from, the remainder of this Agreement.
          10.5 Counterparts. This Agreement may be executed in two or more counterparts, and each such counterpart shall be deemed an original hereof.
          10.6 Waiver. No failure by either party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right.
          10.7 Attorneys’ Fees. If either party to this Agreement materially breaches any representation, warranty or obligation under this Agreement and such failure remains uncured for a period of 30 days following written notice thereof by the nonbreaching party, the breaching party shall pay to the non-breaching party as part of a judgment all of the non-breaching party’s costs and expenses, including reasonable attorneys’ fees and expenses (however incurred, including at trial, on appeal, or in any bankruptcy proceeding), incurred by the non-breaching party in enforcing the terms of this Agreement or collecting any payment due under this Agreement.
          10.8 Force Majeure. Neither party shall be liable for any delay or default in performing its obligations if such default or delay is caused by any event beyond the reasonable control of such party, including, but not limited to, acts of nature, terrorism, war, or insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, storm, or flood, labor disturbances or strikes, epidemic, materials shortages, equipment malfunction, failure of ABI distributors, or other similar event. The party suffering such cause shall immediately notify the other party of the cause and the expected duration of such cause. If either party’s performance is delayed by more than 90 days pursuant to this section, the other party may immediately terminate this Agreement by written notice given before the affected party resumes performance.
          10.9 Governing Law. This Agreement shall be governed by the laws of the State of Oregon, without regards to the principles of conflicts of laws.
          10.10 Arbitration. Any claim or dispute arising out of, or related to, this Agreement will be subject to arbitration which, unless Host Brewer and Tenant Brewer agree otherwise in writing, will be in accordance with the rules of the Arbitration Service of Portland, Inc. as such rules are in effect at the time such claim or dispute is submitted to arbitration. Any demand for arbitration must be filed in writing with the other party to this Agreement and with the Arbitration Service of Portland, Inc. The exclusive venue of any hearing on the merits of a dispute is Multnomah County, Oregon. Any demand for arbitration must be delivered in writing to the other party within a reasonable time after the claim or dispute has arisen; provided, however, that in no event may such demand be made after the date when institution of legal or equitable proceedings based on such claim or dispute would be barred by the applicable statute of limitations. The foregoing agreement to arbitrate is specifically enforceable in accordance with applicable law in any court having adequate jurisdiction. The award rendered by the arbitrator will be final, and judgment may be entered upon such award in accordance with applicable law in any court having adequate jurisdiction. The parties may endeavor to resolve disputes by mediation at any time and as they may agree, provided, however, that resolution of disputes by mediation is not be required prior to resolution of disputes by arbitration.
[one signature page follows]

          The duly authorized representatives of the undersigned parties have executed this Services Agreement as of the date first written above.

CRAFT BREWERS ALLIANCE, INC.
By:	/s/ Terry E. Michaelson
Name:	Terry E. Michaelson
Title:	Chief Executive Officer

KONA BREWERY LLC
By:	/s/ Mattson Davis
Name:	Mattson Davis
Title:	President / Manager

[signature page 1 of 1 to Services Agreement]